KPMG LLP
American International Plaza
Suite 1100
250 Muñoz Rivera Avenue
San Juan, PR 00918-1819

Telephone 787 756 6020
Fax 787 754 6175
Internet www.us.kpmg.com

June 15, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for EuroBancshares, Inc. and, under the date of March 16, 2006, we reported on the consolidated financial statements of EuroBancshares, Inc. and subsidiaries as of and for the years ended December 31, 2005 and 2004. On May 26, 2006, our appointment as principal accountants was terminated. We have read EuroBancshares' statements included under Item 4.01 of its Form 8-K/A dated June 15, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with (i) EuroBancshares' statement that the dismissal of KPMG and the selection of Crowe Chizek were authorized and approved by the Audit Committee of the Board of Directors of EuroBancshares, (ii) the stated reason for changing principal accountants and (iii) the statements made in the last paragraph of Item 4.01 of the Company's Form 8-K/A dated June 15, 2006.

Very truly yours,

/s/ KPMG LLP
San Juan, Puerto Rico